Exhibit 3.1

RESTATED

CERTIFICATE OF FORMATION

(WITH AMENDMENTS)

OF

ALLEGIANCE BANCSHARES, INC.

Allegiance Bancshares, Inc. (the “Corporation”), pursuant to the provisions of Sections 3.051, 3.057, 3.059 and 21.056 of the Texas Business Organizations Code (the “TBOC”), hereby adopts this Restated Certificate of Formation (with Amendments) (the “Restated Certificate”), which accurately states the Corporation’s existing certificate of formation and all amendments thereto that are in effect as of the date hereof (the “Original Certificate”), as further amended by this Restated Certificate. The Restated Certificate does not contain any other change except for information permitted to be omitted by Section 3.059(b) of the TBOC.

1. The name of the Corporation is Allegiance Bancshares, Inc.

2. Each such amendment made by this Restated Certificate has been made in accordance with the provisions of the TBOC.

3. Each such amendment made by this Restated Certificate has been approved in the manner required by the TBOC and the constituent documents of the Corporation.

4. Articles III and VI and Section 5.1 of the Original Certificate are each amended and restated in its entirety to read as set forth in Articles III and VI and Section 5.1 of the Restated Certificate. The Original Certificate is also amended by adding new Articles XIII and XIV.

5. The Original Certificate and all amendments and supplements thereto are hereby superseded by the following Restated Certificate:

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

ALLEGIANCE BANCSHARES, INC.

The undersigned, for purposes of incorporating a corporation under the provisions of the Texas Business Organizations Code (the “TBOC”), does hereby certify as follows:

ARTICLE I

ENTITY NAME AND TYPE

The filing entity being formed is a for-profit corporation. The name of the entity is Allegiance Bancshares, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose for which the Corporation is formed is to engage in the transaction of any and all lawful business for which a for-profit corporation may be organized under the TBOC.

ARTICLE III

REGISTERED AGENT AND REGISTERED OFFICE

The registered agent is an individual resident of the state whose name is George Martinez. The business address of the registered agent and the registered office is 8727 W Sam Houston Parkway N, Suite 100, Houston, Texas 77040.

ARTICLE IV

[RESERVED]

[Reserved]

ARTICLE V

AUTHORIZED SHARES

Section 5.1 Authorized Shares. The aggregate number of all classes of stock which the Corporation has authority to issue is 41,000,000 shares divided into (A) one class of 40,000,000 shares of Common Stock with a par value of $1.00 per share, and (B) one class of 1,000,000 shares of Preferred Stock with a par value of $1.00 per share, which may be divided into and issued in series as set forth in this Article V.

Section 5.2 Authorization of Directors to Determine Certain Rights of Preferred Stock. The shares of Preferred Stock may be divided into and issued in series. The Board of Directors shall have the authority to establish series of unissued shares of Preferred Stock by fixing and determining the relative rights and preferences of the shares of any series so established, and to increase or decrease the number of shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series of Preferred Stock to less than the number of shares within such series that are then issued. The

Preferred Stock of each such series shall have such designations, preferences, limitations, or relative rights, including voting rights, as shall be set forth in the resolution or resolutions establishing such series adopted by the Board of Directors, including, but without limiting the generality of the foregoing, the following:

(a) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the Board of Directors;

(b) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation and whether such dividends shall be cumulative or noncumulative;

(c) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock, obligations, indebtedness, rights to purchase securities or other securities of the Corporation or other entities, domestic or foreign, or for other property or for any combination of the foregoing, and the terms and conditions of such conversion or exchange;

(d) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

(e) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

(f) The terms of any sinking fund or redemption or repurchase or purchase account, if any, to be provided for shares of such series of Preferred Stock;

(g) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

(h) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

Section 5.3 Preferences, Limitations and Relative Rights of All Classes of Capital Stock.

(a) General. All shares of Common Stock shall have rights identical to those of all other such shares. Except as they may vary among series established pursuant to Section 5.2 of this Article V, all shares of Preferred Stock shall have preferences, limitations, and relative rights identical to those of all other such shares.

(b) Liquidation Preference. In the event of dissolution, liquidation, or winding up of the Corporation (whether voluntary or involuntary), after payment or provision for payment of debts but before any distribution to the holders of Common Stock, the holders of each series of Preferred Stock then outstanding shall be entitled to receive the amount fixed by the Board of Directors pursuant to Section 5.2 of this Article V and no more. All remaining assets shall be distributed pro rata among the holders of Common Stock. If the assets distributable among the holders of Preferred Stock are insufficient to permit full payment to them, the entire assets shall be distributed among the holders of the Preferred Stock in proportion to their respective liquidation preferences unless otherwise provided by the Board of Directors pursuant to Section 5.2 of this Article V. Neither the consolidation, merger, or reorganization of the Corporation with any other entity, nor the sale of all or substantially all the assets of the Corporation, nor the purchase or redemption by the Corporation of any of its outstanding shares shall be deemed to be a dissolution, liquidation, or winding up within the meaning of this paragraph.

(c) Redemption.

(i) Right; Method. All or any part of any one or more series of Preferred Stock may be redeemed at any time or times at the option of the Corporation, by resolution of the Board of Directors, in accordance with the terms and conditions of this Article V and those fixed by the Board of Directors pursuant to Section 5.2 of this Article V. The Corporation may redeem shares of any one or more series without redeeming shares of any other series. If less than all the shares of any series are to be redeemed, the shares of the series to be redeemed shall be selected ratably or by lot or by any other equitable method determined by the Board of Directors.

(ii) Notice. Notice shall be given to the holders of shares to be redeemed, either personally or by mail, not less than twenty nor more than fifty days before the date fixed for redemption.

(iii) Payment. Holders of redeemed shares shall be paid in cash the amount fixed by the Board of Directors pursuant to Section 5.2 of this Article V.

(iv) Provision for Payment. On or before the date fixed for redemption, the Corporation may provide for payment of a sum sufficient to redeem the shares called for redemption either (a) by setting aside the sum, separate from its other funds, in trust for the benefit of the holders of the shares to be redeemed, or (b) by depositing such sum in a bank or trust company (either one in Texas having capital and surplus of at least $10,000,000 according to its latest statement of condition, or one anywhere in the United States duly appointed and acting as transfer agent of the Corporation) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay to the holders of the shares to be redeemed, on or after the date fixed for redemption, the redemption price on surrender of their respective share certificates. The holders of shares to be redeemed may be evidenced by a list certified by the Corporation (by its President or a Vice President and by its Secretary or an Assistant Secretary) or by its transfer agent. If the Corporation so provides for payment, then from and after the date fixed for redemption (a) the shares shall be deemed to be redeemed, (b) dividends thereon shall cease to accrue, (c) such setting aside or deposit shall be deemed to constitute full payment for the shares, (d) the shares shall no longer be deemed to be outstanding, (e) the holders thereof shall cease to be shareholders with respect to such shares, and (f) the holders shall have no rights with respect thereto except the right to receive (without interest) their proportionate shares of the funds so set aside or deposited upon surrender of their respective certificates, and any right to convert such shares which may exist. Any interest accrued on funds so set aside or deposited shall belong to the Corporation. If the holders of the shares do not, within six years after such deposit, claim any amount so deposited for redemption thereof, the bank or trust company shall upon demand pay over to the Corporation the balance of the funds so deposited, and the bank or trust company shall thereupon be relieved of all responsibility to such holders.

(v) Status of Redeemed Shares. Shares of Preferred Stock which are redeemed shall be canceled and shall be restored to the status of authorized but unissued shares.

(d) Purchase. Except as fixed by the Board of Directors pursuant to Section 5.2 of this Article V or as otherwise expressly provided by law, nothing herein shall limit the right of the Corporation to purchase any of its outstanding shares in accordance with law, by public or private transaction.

(e) Denial of Preemptive Rights. No holder of any shares of any class of stock of the Corporation shall, as such holder, have any preemptive or preferential right to receive, purchase, or subscribe to (1) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation, (2) any obligations, evidences of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (3) any right of subscription to or to receive, or any warrant or option for the purchase of, any of the foregoing securities, (4) any other securities that may be issued or sold by the Corporation, other than such (if any) as the Board of Directors of the Corporation, in its sole and absolute discretion, may determine from time to time.

(f) Denial of Cumulative Voting. Cumulative voting shall not be permitted.

ARTICLE VI

DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Except as fixed by the Board of Directors pursuant to Section 5.2, the number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

Section 6.1 Term. The full Board of Directors, other than those who may be elected by the holders of any class or series of stock established by the Board of Directors pursuant to Section 5.2, shall be divided into three classes, with respect to the time for which they severally hold office, designated Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the full Board of Directors. The initial division of the Board of Directors following the effective date of the Certificate of Formation shall be as follows:

The Class I directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2016:

Daryl D. Bohls	8727 W Sam Houston Parkway N, Suite 100 Houston, Texas 77040

Lawrence G. Fraser	8727 W Sam Houston Parkway N, Suite 100 Houston, Texas 77040

Matthew H. Hartzell	8727 W Sam Houston Parkway N, Suite 100 Houston, Texas 77040

James J. Kearney	8727 W Sam Houston Parkway N, Suite 100 Houston, Texas 77040

P. Michael Mann, MD	8727 W Sam Houston Parkway N, Suite 100 Houston, Texas 77040

The Class II directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2017:

John B. Beckworth	8727 W Sam Houston Parkway N, Suite 100 Houston, Texas 77040

Frances H. Jeter	8727 W Sam Houston Parkway N, Suite 100 Houston, Texas 77040

George Martinez	8727 W Sam Houston Parkway N, Suite 100 Houston, Texas 77040

David B. Moulton	8727 W Sam Houston Parkway N, Suite 100 Houston, Texas 77040

Thomas A. Reiser	8727 W Sam Houston Parkway N, Suite 100 Houston, Texas 77040

The Class III directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2018:

William S. Nichols III	8727 W Sam Houston Parkway N, Suite 100 Houston, Texas 77040

Steven F. Retzloff	8727 W Sam Houston Parkway N, Suite 100 Houston, Texas 77040

Raimundo Riojas E.	8727 W Sam Houston Parkway N, Suite 100 Houston, Texas 77040

Fred S. Robertson	8727 W Sam Houston Parkway N, Suite 100 Houston, Texas 77040

Ramon A. Vitulli III	8727 W Sam Houston Parkway N, Suite 100 Houston, Texas 77040

A director shall hold office until the annual meeting of shareholders for the year in which his or her respective three-year term expires and until his or her respective successor shall be elected and shall be qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office. Except as fixed by the Board of Directors pursuant to Section 5.2, (i) at each succeeding annual meeting of shareholders beginning in 2016, successors to the class of directors whose term expires at that meeting shall be elected for a three-year term and (ii) if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class to as nearly as possible to one-third of the total number of directors, but in no case will a decrease in the number of directors shorten the term of any incumbent director. In any election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected. Directors need not be shareholders of the Corporation.

Section 6.2 Vacancies. Except as fixed by the Board of Directors pursuant to Section 5.2, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director, and any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director’s successor shall have been elected and qualified.

Section 6.3 Removal. Subject to the rights of any class or series of stock established by the Board of Directors pursuant to Section 5.2, any director (including persons elected by the directors to fill vacancies in the Board of Directors) may be removed from office only for cause and only by the affirmative vote of a majority of the votes entitled to be cast by the shares of the then outstanding capital stock of the Corporation present in person or represented by proxy and entitled to vote generally in the election of directors at a duly constituted meeting of shareholders.

ARTICLE VII

LIABILITY OF DIRECTORS

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the TBOC as the same now exists or may hereafter be amended. Any amendment, modification, or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission prior to such amendment, modification, or repeal.

ARTICLE VIII

INDEMNIFICATION

In addition to the mandatory indemnification provisions of Chapter 8 of the TBOC, as permitted by Chapter 8 of the TBOC or any successor statute (the “Indemnification Article”), the Corporation hereby:

1.	makes mandatory the indemnification permitted under Section 8.101 of the Indemnification Article as contemplated by Section 8.103 thereof;

2.	makes mandatory its payment or reimbursement of the reasonable expenses incurred by a former or present director, officer or employee who was, is, or is threatened to be made a named defendant or respondent in a proceeding upon such director’s compliance with the requirements of Section 8.104 of the Indemnification Article; and

3.	extends the mandatory indemnification and the mandatory payment or reimbursement of expenses referred to above (a) to all former or present officers of the Corporation and (b) to all persons who are or were serving at the request of the Corporation as a director, officer, partner, agent or trustee of another foreign or domestic corporation, partnership, joint venture, trust or employee benefit plan, to the same extent that the Corporation is obligated to indemnify and pay or reimburse expenses to directors.

The indemnification provided by this Article shall not be deemed exclusive of any other rights to which the person indemnified may be entitled under any bylaw, agreement, authorization of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall enure to the benefit of such person’s heirs and legal representatives.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the Corporation would have the power to indemnify such person against that liability under the provisions of this Article or the TBOC.

Notwithstanding any other provision of this Article, the Corporation shall pay or reimburse expenses incurred by any director, officer, employee or agent in connection with such person’s appearance as a witness or other participation in a proceeding at a time when such person is not a named defendant or respondent in such proceeding.

ARTICLE IX

INTERESTED TRANSACTIONS

No contract or other transaction between the Corporation and one or more of its directors, officers or shareholders or between the Corporation and another corporation, partnership, joint venture, trust or other enterprise of which one or more of the Corporation’s directors, officers or shareholders are members, officers, shareholders, directors or employees or in which they are otherwise interested, directly or indirectly, shall be invalid solely because of such relationship, or solely because such a director, officer or shareholder is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or other transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the Board of Directors or committee thereof, and such board or committee in good faith, authorizes the contract or other transaction by the affirmative vote of a majority of the disinterested directors even though the disinterested directors be less than a quorum, or (ii) the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the shareholders entitled to vote thereon, and the contract or other transaction is approved in good faith by vote of the shareholders, or (iii) the contract or other transaction is fair as to the Corporation as of the time it is entered into.

ARTICLE X

SPECIAL MEETINGS

A special meeting of the shareholders of the Corporation may be called at any time by the president, the board of directors or the holders of not less than fifty percent of all shares entitled to vote at such meeting.

ARTICLE XI

AMENDMENT OF BYLAWS

The board of directors of the Corporation shall have the power to amend, modify or repeal any bylaw or adopt new bylaws. The shareholders of the Corporation shall not have the power to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE XII

EFFECTIVENESS OF FILING

This document becomes effective when the document is filed by the Secretary of State of the State of Texas.

ARTICLE XIII

EXCLUSIVE JURISDICTION

Any state or federal court located in Harris County in the State of Texas shall be the sole and exclusive forum for (a) any actual or purported derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s shareholders or creditors, (c) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the TBOC, the Certificate of Formation or the Bylaws of the Corporation, or (d) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine.

ARTICLE XIV

SERIES A AND SERIES B PREFERRED STOCK

Section 14.1 Series A. The Statement of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of the Corporation filed with the Texas Secretary of State on December 29, 2014 is hereby referred to and incorporated herein in its entirety.

Section 14.2 Series B. The Statement of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B of the Corporation filed with the Texas Secretary of State on December 29, 2014 is hereby referred to and incorporated herein in its entirety.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, I have hereunto set my hand, this 23rd day of March, 2015.

/s/ George Martinez
Name:	George Martinez
Title:	Chairman

[Signature Page to Amended and Restated Certificate of Formation of Allegiance Bancshares, Inc.]